Exhibit 99.1

Contact:	Joanne Ferrara, Investor Relations 631-773-5813 joanne.ferrara@falconstor.com

FalconStor Software Reports Third Quarter Financial Results

MELVILLE, N.Y., Oct. 28, 2008—FalconStor Software, Inc. (NASDAQ: FALC), the provider of TOTALLY Open™ data protection solutions, today announced financial results for its third quarter ended September 30, 2008.

Revenues for the third quarter of 2008 increased 6% to $19.6 million, compared with $18.5 million for the same period a year ago.  GAAP loss from operations for the quarter was $1.4 million, compared with operating income of $1.1 million in the third quarter of 2007.  GAAP net loss for the quarter was $1.6 million, or $0.03 per share, compared with GAAP net income of $6.3 million, or $0.12 per diluted share, in the third quarter of 2007.  In the third quarter of 2008, the Company’s GAAP tax expense was $0.5 million, compared with a tax benefit of $4.5 million in the third quarter of 2007.  Stock-based compensation expense was $1.6 million in the third quarter of 2008 and $2.1 million in the third quarter of 2007.

“We remain confident in the performance of our products and our prospects for success,” said ReiJane Huai, Chairman and CEO of FalconStor. “FalconStor is well positioned to help IT departments under pressure in current conditions to deliver on their objectives, while reducing their operating costs and their capital expenditures. Our innovative data protection software, our strong balance sheet, and our ability to generate positive cash flow from operations, even in these difficult economic times, all point to long-term success.”

Non-GAAP income from operations was $0.3 million in the third quarter of 2008, compared with non-GAAP income from operations of $3.2 million in the third quarter of 2007.  Non-GAAP net income was $0.4 million, or $0.01 per diluted share, in the third quarter of 2008, compared with $8.4 million, or $0.16 per diluted share, in the third quarter of 2007.  In the third quarter of 2008, the Company’s non-GAAP tax expense was $0.1 million, compared with a tax benefit of $4.5 million in the third quarter of 2007.  Non-GAAP results exclude the effects of stock-based compensation expense net of the related income taxes.

For the nine months ended September 30, 2008, revenues increased 21% to $63.6 million compared with $52.6 million for the same period a year ago.  GAAP income from operations for the nine-month period was $1.2 million, compared with $0.7 million in 2007.  GAAP net income was $0.6 million, or $0.01 per diluted share for the nine months ended September 30, 2008, compared with net income of $7.1 million, or $0.13 per diluted share, in the same period a year ago.  For the first nine months of 2008, the Company recorded a GAAP tax provision of $1.8 million compared with a tax benefit of $4.6 million in the prior year period.  Stock-based compensation expense for the nine month period was $6.6 million in 2008 and $6.2 million in 2007.

Non-GAAP income from operations was $7.8 million for the nine months ended September 30, 2008, compared with non-GAAP income from operations of $7.0 million for the same period in 2007.  Non-GAAP net income for the first nine months of 2008 was $5.8 million, or $0.11 per diluted share, compared with $13.3 million, or $0.25 per diluted share in the same period a year ago. The Company recorded a non-GAAP tax expense for the nine month period of $3.2 million in 2008 compared with a tax benefit of $4.6 million in 2007.  Non-GAAP results exclude the effects of stock-based compensation expense net of the related income taxes.

The Company closed the quarter with $48.0 million in cash, cash equivalents, and marketable securities.  Cash flows from operations for the third quarter of 2008 were $4.4 million.  During the third quarter of 2008, the Company repurchased one million shares at a total purchase price of $7.4 million, or an average price of $7.37 per share.  During the first nine months of 2008, the Company repurchased a total of 3.6 million shares at a total price of $28.7 million or an average price of $8.07 per share.

For the year ending December 31, 2008, the Company anticipates:

•	Revenues to be in the range of $85 million to $87 million
•	Non-GAAP net income to be between $0.12 and $0.14 per diluted share, which excludes stock-based compensation, net of income taxes.

The Company will host a conference call on Tuesday, October 28, 2008 at 4:30 p.m. EDT, to discuss the results. To participate in the conference call, please dial:

Toll Free: 1-866-249-6463
International: 1-303-262-2004

To view the presentation, please copy and paste the following link into your browser and register for this meeting.  Once you have registered for the meeting, you will receive an email message confirming your registration.

https://falconstor.webex.com/falconstor/j.php?ED=114390597&RG=1&UID=0

Meeting: FalconStor Q3 2008 Earnings
Meeting password: q3numbers
Meeting Number: 488 945 255

If you are unable to register via the Internet, please contact Joanne Ferrara, Investor Relations at 631-773-5813 or joanne.ferrara@falconstor.com.

A conference call replay is scheduled to be available beginning Oct. 28 at 6:30 p.m. EDT through 11:59 p.m. EDT on Oct. 31.  To listen to the replay of the call, dial toll free: 1-800-405-2236 or International: 1-303-590-3000, passcode: 11120958#, or visit our website at www.falconstor.com/investors.asp.

Non-GAAP Financial Measures
The non-GAAP financial measures used in this press release are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The Company’s management refers to these non-GAAP financial measures in making operating decisions because they provide meaningful supplemental information regarding the Company’s operating performance.  In addition, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and comparisons to competitors’ operating results.  We include these non-GAAP financial measures (which should be viewed as a supplement to, and not a substitute for, their comparable GAAP measures) in this press release because we believe they are useful to investors in allowing for greater transparency into the supplemental information used by management in its financial and operational decision-making.  For a reconciliation of our GAAP and non-GAAP financial results, please refer to our ProForma Condensed Consolidated Statements of Operations, presented in this release.

About FalconStor
FalconStor Software, Inc. (NASDAQ: FALC), #5 in Forbes’ 2008 list of America’s Fastest-Growing Technology Companies, is the market leader in disk-based data protection.  We deliver proven, comprehensive data protection solutions that facilitate the continuous availability of business-critical data with speed, integrity, and simplicity.  Our TOTALLY Open™ technology solutions, built upon the award-winning IPStor® platform, include the industry leading Virtual Tape Library (VTL) with deduplication, Continuous Data Protector™ (CDP), Network Storage Server (NSS), and Replication option for disaster recovery and remote office protection.  Our products are available from major OEMs and solution providers including Acer, Brocade, COPAN Systems, EMC, H3C, IBM, MPC, Pillar Data Systems, and Sun and are deployed by thousands of customers worldwide, from small businesses to Fortune 1000 enterprises.

FalconStor is headquartered in Melville, N.Y., with offices throughout Europe and the Asia Pacific region.  FalconStor is an active member of the Storage Networking Industry Association (SNIA).  For more information, visit www.falconstor.com or call 1-866-NOW-FALC (1-866-669-3252).

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This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the storage and networking industries; competition in the network storage software market; the potential failure of FalconStor’s OEM partners to introduce or to market products incorporating FalconStor’s products; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

FalconStor, FalconStor Software, and IPStor are registered trademarks, and Continuous Data Protector and TOTALLY Open are trademarks of FalconStor Software, Inc. in the US and other countries.  All other company and product names contained herein may be trademarks of their respective holders.

FalconStor Software, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

September30, 2008	December31, 2007
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$34,008,721	$32,219,349
Marketable securities	12,673,263	30,684,206
Accounts receivable, net	18,090,008	26,141,636
Prepaid expenses and other current assets	1,967,178	1,625,417
Deferred tax assets, net	3,755,210	3,807,325

Total current assets	70,494,380	94,477,933

Property and equipment, net	8,064,788	7,945,258
Long-term marketable securities	1,328,000	-
Deferred tax assets, net	5,976,017	5,969,778
Other assets, net	3,023,958	2,831,878
Goodwill	3,514,139	3,512,796
Other intangible assets, net	2,079,425	443,909

Total assets	$94,480,707	$115,181,552

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$881,536	$1,779,720
Accrued expenses	5,256,438	6,711,231
Deferred revenue, net	15,099,008	14,142,145

Total current liabilities	21,236,982	22,633,096

Other long-term liabilities	248,749	251,094
Deferred revenue, net	5,259,301	4,818,985

Total liabilities	26,745,032	27,703,175

Commitments and Contingencies

Total stockholders' equity	67,735,675	87,478,377

Total liabilities and stockholders' equity	$94,480,707	$_115,181,552

FalconStor Software, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues:
Software licence revenue	$12,260,527	$12,209,650	$42,597,810	$34,627,635
Maintenance revenue	6,190,467	4,771,952	16,826,595	13,641,271
Software services and other revenue	1,160,499	1,545,935	4,220,694	4,349,853
	19,611,493	18,527,537	63,645,099	52,618,759

Operating expenses:
Cost of maintenance, software services and other revenue	3,459,307	2,886,105	10,359,199	8,142,265
Software development costs	6,246,839	5,647,805	18,359,721	16,505,471
Selling and marketing	9,164,599	6,978,239	27,677,889	21,447,423
General and administrative	2,090,952	1,944,521	6,077,703	5,805,024
	20,961,697	17,456,670	62,474,512	51,900,183
Operating (loss) income	(1,350,204)	1,070,867	1,170,587	718,576

Interest and other income	251,955	682,132	1,234,659	1,775,879

(Loss) income before income taxes	(1,098,249)	1,752,999	2,405,246	2,494,455

Provision (benefit) for income taxes	463,995	(4,507,287)	1,840,522	(4,590,824)

Net (loss) income	$(1,562,244)	$6,260,286	$564,724	$7,085,279

Basic net (loss) income per share	$(0.03)	$0.13	$0.01	$0.14

Diluted net (loss) income per share	$(0.03)	$0.12	$0.01	$0.13

Weighted average basic shares outstanding	47,522,085	49,686,430	48,389,670	49,223,884
Weighted average diluted shares outstanding	47,522,085	53,482,577	50,377,370	52,744,600

FalconStor Software, Inc. and Subsidiaries
Non-GAAP Operating Data
GAAP Reconciliation
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

(Loss) income from operations (GAAP)	$(1,350,204)	$1,070,867	$1,170,587	$718,576
Add : non-cash stock option expense (1)	1,607,173	2,107,489	6,580,520	6,235,595
Non-GAAP income from operations	256,969	3,178,356	7,751,107	6,954,171

Net (loss) income (GAAP)	$(1,562,244)	$6,260,286	$564,724	$7,085,279
Add: non-cash stock option expense, net of income taxes (2)	1,936,120	2,107,489	5,200,360	6,235,595
Non-GAAP net income	373,876	8,367,775	5,765,084	13,320,874

Operating margins (GAAP)	(7%)	6%	2%	1%
Add: non-cash stock option expense (1)	8%	11%	10%	12%
Non-GAAP operating margins	1%	17%	12%	13%

Basic EPS (GAAP)	$(0.03)	$0.13	$0.01	$0.14
Add: non-cash stock option expense, net of income taxes (2)	0.04	0.04	0.11	0.13
Non-GAAP Basic EPS	0.01	0.17	0.12	0.27

Diluted EPS (GAAP)	$(0.03)	$0.12	$0.01	$0.13
Add: non-cash stock option expense, net of income taxes (2)	0.04	0.04	0.10	0.12
Non-GAAP Diluted EPS	0.01	0.16	0.11	0.25

Weighted average basic shares
Outstanding (GAAP and as adjusted)	47,522,085	49,686,430	48,389,670	49,223,884
Weighted average diluted shares
Outstanding (GAAP and as adjusted)	49,201,574	53,482,577	50,377,370	52,744,600

Footnotes:
(1)	Represents non-cash, stock-based compensation charges as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Cost of maintenance, software services and other revenue	$335,033	$283,860	$1,008,742	$793,162
Software development costs	565,481	792,000	2,323,072	2,471,950
Selling and marketing	585,866	776,840	2,618,594	2,210,367
General and administrative	120,793	254,789	630,112	760,116

Total non-cash stock-based compensation expense	$1,607,173	$2,107,489	$6,580,520	$6,235,595

(2)
Represents the effects of non-cash stock option expense recognized for GAAP purposes under FAS 123R for the three and nine months ended September 30, 2008 and 2007, net of related income tax effects. In 2007, the related income tax effects were not materially different for both GAAP and non-GAAP purposes.